URGENT NOTICE
PLEASE HELP US TODAY

March 6, 2018

Dear Shareholder,

We need your help. The special meeting of shareholders of the Rydex ETF Trust (“Guggenheim Funds”) will be adjourned until Friday, March 16th to provide shareholders who have not yet cast their important proxy vote with more time to do so.

OUR RECORDS INDICATE THAT WE HAVE NOT
YET RECEIVED A VOTE FOR YOUR SHARES.

Please help us today by taking a moment to cast your vote. We need your proxy vote as soon as possible to allow us to proceed with important business of the Funds. The Funds’ Board recommends that shareholders of each Guggenheim Fund vote FOR the proposed Plan of Reorganization.

HOW DO I VOTE?

There are three convenient methods for casting your important proxy vote:

1.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

2.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

3.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use any one of the four voting methods listed above to ensure that your vote is recorded by or before March 16th. If you have any proxy related questions, please call 1-888-567-1626 for assistance. Representatives are available Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time.

OBO

Please vote today to help us to avoid any further expenses associated with this important business of the Funds.

Sincerely,

Amy J. Lee
President, Rydex ETF Trust